                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                             (AMENDMENT NO._____)1



                            CONCUR TECHNOLOGIES, INC.
         ------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK PAR VALUE $0.001
         ------------------------------------------------------------
                         (Title of Class of Securities)


                                    206708109
         ------------------------------------------------------------
                                 (CUSIP Number)


                                 AUGUST 21, 2002
         ------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:


         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

------------------------
1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 206708109                 13G                      PAGE 2 OF 18 PAGES




1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)


  Oak Investment Partners VII, Limited Partnership
  06-1477520
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group*

       (a)      |_|

       (b)      |X|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power         1,803,666 shares of Common Stock
Beneficially      (6) Shared Voting Power       Not applicable
Owned by Each     (7) Sole Dispositive Power    1,803,666 shares of Common Stock
Reporting Person  (8) Shared Dispositive Power  Not applicable
With:

--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    1,803,666 shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

    / /
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    5.75%

--------------------------------------------------------------------------------

12. Type of Reporting Person*

    PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                 13G                       PAGE 3 OF 18 PAGES


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates VII, LLC
     06-1490960
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power         Not applicable
Beneficially      (6) Shared Voting Power       1,803,666 shares of Common Stock
Owned by Each     (7) Sole Dispositive Power    Not applicable
Reporting Person  (8) Shared Dispositive Power  1,803,666 shares of Common Stock
With:

--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    1,803,666 shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

    / /
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    5.75%

--------------------------------------------------------------------------------

12. Type of Reporting Person*

    OO-LLC
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                 13G                       PAGE 4 OF 18 PAGES


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VII Affiliates Fund, Limited Partnership
     06-6443681
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power         45,299 shares of Common Stock
Beneficially      (6) Shared Voting Power       Not applicable
Owned by Each     (7) Sole Dispositive Power    45,299 shares of Common Stock
Reporting Person  (8) Shared Dispositive Power  Not applicable
With:

--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    45,299 shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

    / /
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    0.14%

--------------------------------------------------------------------------------

12. Type of Reporting Person*

    PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                 13G                       PAGE 5 OF 18 PAGES


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VII Affiliates, LLC
     06-1490961
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power         Not applicable
Beneficially      (6) Shared Voting Power       45,299 shares of Common Stock
Owned by Each     (7) Sole Dispositive Power    Not applicable
Reporting Person  (8) Shared Dispositive Power  45,299 shares of Common Stock
With:

--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    45,299 shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

    / /
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    0.14%

--------------------------------------------------------------------------------

12. Type of Reporting Person*

    OO-LLC
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                 13G                       PAGE 6 OF 18 PAGES


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Management Corporation
     06-0990851
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power         Not applicable
Beneficially      (6) Shared Voting Power       1,848,965 shares of Common Stock
Owned by Each     (7) Sole Dispositive Power    Not applicable
Reporting Person  (8) Shared Dispositive Power  1,848,965 shares of Common Stock
With:

--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    1,848,965 shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

    / /
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    5.89%

--------------------------------------------------------------------------------

12. Type of Reporting Person*

    CO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                 13G                       PAGE 6 OF 18 PAGES


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Bandel L. Carano
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power         Not applicable
Beneficially      (6) Shared Voting Power       1,848,965 shares of Common Stock
Owned by Each     (7) Sole Dispositive Power    Not applicable
Reporting Person  (8) Shared Dispositive Power  1,848,965 shares of Common Stock
With:

--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    1,848,965 shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

    / /
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    5.89%

--------------------------------------------------------------------------------

12. Type of Reporting Person*

    IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                    13G                PAGE 8 OF 18 PAGES


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Gerald R. Gallagher
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
-------------------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares (5) Sole Voting Power         Not applicable
Beneficially     (6) Shared Voting Power       1,848,965 shares of  Common Stock
Owned by Each    (7) Sole Dispositive Power    Not applicable
Reporting        (8) Shared Dispositive Power  1,848,965 shares of Common Stock
Person With:
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,848,965 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     |_|
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.89%
-------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                    13G                PAGE 9 OF 18 PAGES


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
-------------------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares (5) Sole Voting Power          Not applicable
Beneficially     (6) Shared Voting Power        1,848,965 shares of Common Stock
Owned by Each    (7) Sole Dispositive Power     Not applicable
Reporting        (8) Shared Dispositive Power   1,848,965 shares of Common Stock
Person With:
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,848,965 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     |_|
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.89%
-------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                    13G                PAGE 10 OF 18 PAGES


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Fredric W. Harman
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
-------------------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares (5) Sole Voting Power         Not applicable
Beneficially     (6) Shared Voting Power       1,848,965 shares of  Common Stock
Owned by Each    (7) Sole Dispositive Power    Not applicable
Reporting        (8) Shared Dispositive Power  1,848,965 shares of Common Stock
Person With:
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,848,965 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.89%
-------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                    13G                PAGE 11 OF 18 PAGES


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Ann H. Lamont
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
-------------------------------------------------------------------------------
3.   SEC Use Only
-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares (5) Sole Voting Power         Not applicable
Beneficially     (6) Shared Voting Power       1,848,965 shares of  Common Stock
Owned by Each    (7) Sole Dispositive Power    Not applicable
Reporting        (8) Shared Dispositive Power  1,848,965 shares of Common Stock
Person With:
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,848,965 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*      |_|
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.89%
-------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 206708109                    13G                PAGE 12 OF 18 PAGES


                                  Schedule 13G
                                Amendment No. __*
                          Common Stock Par Value $0.001
                               CUSIP No. 206708109

ITEM 1(A)         NAME OF ISSUER:
                  Concur Technologies, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  6222 185th Avenue NE
                  Redmond, Washington 98052

ITEM 2(A)         NAME OF PERSON FILING:

         Oak Investment Partners VII, Limited Partnership
         Oak Associates VII, LLC
         Oak VII Affiliates Fund, Limited Partnership
         Oak VII Affiliates, LLC
         Oak Management Corporation
         Bandel L. Carano
         Gerald R. Gallagher
         Edward F. Glassmeyer
         Fredric W. Harman
         Ann H. Lamont

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         c/o Oak Management Corporation
         One Gorham Island
         Westport, Connecticut  06880

ITEM 2(C)         CITIZENSHIP:

         Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.001 per share

ITEM 2(E)         CUSIP NUMBER: 206708109

ITEM 3            Not applicable

ITEM 4            OWNERSHIP.

         The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 26,165,605 shares of Common Stock outstanding as of July 31, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002, plus 5,205,678 shares of Common Stock issued pursuant to the Agreement and Plan of Reorganization, dated as of July 31, 2002, by and among Concur Technologies, Inc., Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as representative.

CUSIP NO. 206708109                    13G                PAGE 13 OF 18 PAGES


         By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

         Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9        NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10       CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 206708109                    13G                PAGE 14 OF 18 PAGES



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


SIGNATURE:

         Dated: September 4, 2002

         Entities:

Oak Investment Partners VII, Limited Partnership
Oak Associates VII, LLC
Oak VII Affiliates Fund, Limited Partnership
Oak VII Affiliates, LLC
Oak Management Corporation


                                   By:    /s/ EDWARD F. GLASSMEYER
                                          -------------------------------------
                                              Edward F. Glassmeyer, as
                                              General Partner or
                                              Managing Member or as
                                              Attorney-in-fact for the
                                              above-listed entities


Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont


                                   By:    /s/ EDWARD F. GLASSMEYER
                                          -------------------------------------
                                              Edward F. Glassmeyer,
                                              Individually and as
                                              Attorney-in-fact for the
                                              above-listed individuals

CUSIP NO. 206708109                    13G                PAGE 15 OF 18 PAGES


                                INDEX TO EXHIBITS


                                                                       PAGE
                                                                       ----

EXHIBIT A           Agreement of Reporting Persons                      16

EXHIBIT B           Power of Attorney                                   17